January 13, 2026

FOR IMMEDIATE RELEASE
Contact:
Aircastle Limited
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871
jconnelly@aircastle.com

Aircastle Announces Third Quarter 2025 Results

Highlights for the Three Months Ended November 30, 2025
•Total revenues of $236 million and net income of $31 million
•22% increase in lease rental revenue compared to third quarter 2024
•Adjusted EBITDA(1) of $221 million
•Acquired 9 aircraft for $355 million; fiscal year-to-date aircraft acquisitions of $1.3 billion with a weighted average age of 4.1 years
•Year-to-date sales proceeds of $369 million
•New technology aircraft comprised 52% of our fleet's net book value as of November 30, 2025
•Entered into additional insurance settlements totaling $7 million

Liquidity
•Moody's upgrade to Baa2
•98% of total debt is unsecured as of November 30, 2025
•Adjusted net debt-to-equity of 2.2 times as of November 30, 2025
•Total liquidity of $2.6 billion as of October 1, 2025 which includes $1.8 billion of undrawn facilities, $0.7 billion of projected adjusted operating cash flows and sales through January 1, 2027, and $0.1 billion of unrestricted cash
•269 unencumbered aircraft and other flight equipment with a net book value of $8.5 billion

________________________________________
(1) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

Mike Inglese, Aircastle’s CEO, stated, "Aviation continues its long-term trajectory of growth and aircraft demand is high. While travel numbers continue to increase from 2024, airlines are managing costs amid challenging supply chains by leveraging aircraft leasing solutions. We're pleased to share that we completed our third fiscal quarter with net income of $31 million. Lease rental revenue increased 22% versus the third quarter of 2024, reflecting our global team's successful and profitable fleet growth in a very competitive market."

Mr. Inglese concluded, “For over twenty years, Aircastle has built a reputation as a valued trading partner due to our ability to execute quickly and efficiently. This is primarily due to our liquidity advantages, now further bolstered by recent ratings upgrades. With a proven track record and the shareholder support we receive from Marubeni Corporation and Mizuho Leasing, we look forward to closing out another successful fiscal year.”
Aviation Assets
As of November 30, 2025, Aircastle owned 273 aircraft and other flight equipment having a net book value of $8.6 billion. We also manage 6 aircraft with a net book value of $205 million on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of November 30, 2025	As of November 30, 2024
Net Book Value of Flight Equipment (in millions)	$8,583	$7,117
Net Book Value of Unencumbered Flight Equipment (in millions)	$8,465	$6,064
Number of Aircraft	273	244
Number of Unencumbered Aircraft	269	213
Number of Lessees	73	75
Number of Countries	44	47
Weighted Average Age (years)(1)	8.6	9.7
Weighted Average Remaining Lease Term (years)(1)	5.5	5.2
Weighted Average Fleet Utilization during the three months ended November 30, 2025 and 2024(2)	99.2%	99.2%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment	$205	$262
Number of Aircraft	6	9
_______________
1.Weighted by Net Book Value.
2.Aircraft on-lease days as a percentage of total days in period weighted by Net Book Value.
Conference Call
Following this press release, management will host a conference call on Tuesday, January 13, 2026, at 9:00 A.M. Eastern Time. All interested parties are welcome to participate in the live call. The conference call can be accessed by dialing 1 (800) 836-8184 (from within the U.S. and Canada) or +1 (646) 357-8785 (outside the U.S. and Canada) ten minutes prior to the scheduled start. Please reference our company name “Aircastle” when prompted by the operator.
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

For those who are not available to listen to the live call, a replay will be available on Aircastle's website shortly after the live call.
About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of November 30, 2025, Aircastle owned and managed on behalf of its joint ventures 279 aircraft leased to 73 airline customers located in 44 countries.
Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "enables," "intends," "plans," "positions," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results being materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's most recent Form 10-K and any subsequent filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	November 30, 2025	February 28, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$138,649	$279,052
Accounts receivable	9,013	9,662
Flight equipment held for lease, net	8,344,273	7,644,867
Net investment in leases, net	238,746	257,249
Unconsolidated equity method investment	47,996	45,813
Other assets	247,954	273,521

Total assets	$9,026,631	$8,510,164

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net	$113,112	$502,609
Borrowings from unsecured financings, net	5,212,982	4,452,781
Accounts payable, accrued expenses and other liabilities	362,756	295,132
Lease rentals received in advance	58,231	68,120
Security deposits	67,437	82,477
Maintenance payments	590,798	583,658
Total liabilities	6,405,316	5,984,777

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, 400 (aggregate liquidation preference of $400,000) shares issued and outstanding at November 30, 2025 and February 28, 2025	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 17,840 shares issued and outstanding at November 30, 2025 and February 28, 2025	—	—
Additional paid-in capital	2,378,774	2,378,774
Retained earnings	242,541	146,613
Total shareholders’ equity	2,621,315	2,525,387
Total liabilities and shareholders’ equity	$9,026,631	$8,510,164

Aircastle Limited and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
Revenues:
Lease rental revenue	$192,563	$158,440	$565,722	$483,389
Direct financing and sales-type lease revenue	5,158	5,294	15,491	16,177
Amortization of lease premiums, discounts and incentives	(1,051)	(5,288)	202	(18,005)
Maintenance revenue	33,908	14,517	81,748	76,044

Total lease revenue	230,578	172,963	663,163	557,605
Gain on sale or disposition of flight equipment	5,443	20,483	59,621	56,909
Other revenue	401	130	992	903

Total revenues	236,422	193,576	723,776	615,417

Operating expenses:
Depreciation	96,055	87,604	288,633	264,637
Interest, net	71,802	58,752	211,172	185,989
Selling, general and administrative	21,034	18,426	65,972	60,571
Provision for credit losses	(66)	—	(40)	281
Impairment of flight equipment	15,710	8,419	51,929	19,391
Maintenance and other costs	4,513	4,872	12,734	13,411

Total operating expenses	209,048	178,073	630,400	544,280

Other (expense) income:
Gain (loss) on extinguishment of debt	—	—	(2,973)	285
Other	7,569	6,135	68,154	6,557

Total other income	7,569	6,135	65,181	6,842

Income from continuing operations before income taxes and earnings of unconsolidated equity method investment	34,943	21,638	158,557	77,979
Income tax provision	5,579	4,281	23,528	16,881
Earnings of unconsolidated equity method investment, net of tax	1,328	738	2,183	1,737

Net income	$30,692	$18,095	$137,212	$62,835

Preference share dividends	—	—	(10,500)	(10,500)

Net income available to common shareholders	$30,692	$18,095	$126,712	$52,335

Total comprehensive income available to common shareholders	$30,692	$18,095	$126,712	$52,335

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended November 30,
	2025	2024
Cash flows from operating activities:
Net income	$137,212	$62,835
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	288,633	264,637
Amortization of deferred financing costs	13,570	12,722
Amortization of lease premiums, discounts and incentives	(202)	18,005
Deferred income taxes	18,926	10,480
Collections on net investment in leases	1,496	5,285
Security deposits and maintenance payments included in earnings	(103,868)	(9,543)
Gain on sale or disposition of flight equipment	(59,621)	(56,909)
(Gain) loss on extinguishment of debt	2,973	(285)
Impairment of flight equipment	51,929	19,391
Provision for credit losses	(40)	281
Other	(2,273)	(1,746)
Changes in certain assets and liabilities:
Accounts receivable	(763)	(4,132)
Other assets	850	(3,661)
Accounts payable, accrued expenses and other liabilities	28,872	35,993
Lease rentals received in advance	(10,451)	13,709

Net cash and cash equivalents provided by operating activities	367,243	367,062
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(1,328,102)	(583,541)
Proceeds from sale or disposition of flight equipment	368,813	474,053
Proceeds from settlement of insurance claim	62,324	—
Proceeds from sale of investment in debt securities	10,128	—
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	3,110	(2,269)
Other	(990)	(4,796)

Net cash and cash equivalents used in investing activities	(884,717)	(116,553)
Cash flows from financing activities:
Proceeds from issuance of common shares	—	300,000
Proceeds from secured and unsecured debt financings	1,715,489	1,076,193
Repayments of secured and unsecured debt financings	(1,349,093)	(1,304,352)
Debt extinguishment costs	—	285
Deferred financing costs	(12,234)	(5,361)
Security deposits and maintenance payments received	123,425	109,668
Security deposits and maintenance payments returned	(37,732)	(12,166)
Dividends paid	(62,784)	(21,000)
Net cash and cash equivalents provided by financing activities	377,071	143,267
Net (decrease) increase in cash and cash equivalents	(140,403)	393,776
Cash and cash equivalents at beginning of period	279,052	129,977

Cash and cash equivalents at end of period	$138,649	$523,753

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2025	2024	2025	2024
Net income	$30,692	$18,095	$137,212	$62,835
Depreciation	96,055	87,604	288,633	264,637
Amortization of lease premiums, discounts and incentives	1,051	5,288	(202)	18,005
Interest, net	71,802	58,752	211,172	185,989
Income tax provision	5,579	4,281	23,528	16,881

EBITDA	$205,179	$174,020	$660,343	$548,347
Adjustments:
Impairment of flight equipment	15,710	8,419	51,929	19,391
(Gain) loss on extinguishment of debt	—	—	2,973	(285)
Adjusted EBITDA	$220,889	$182,439	$715,245	$567,453

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals, as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.